Exhibit 10.2
September 1, 2010
Key Energy Services, Inc.
Key Electric Wireline Services, LLC
Key Energy Pressure Pumping Services, LLC
c/o Key Energy Services, Inc.
1301 McKinney, Suite 1800
Houston, Texas 77010
Attention: General Counsel
Dear Ladies and Gentlemen:
     Reference is hereby made to the Asset Purchase Agreement by and among Portofino Acquisition Company (now known as Universal Pressure Pumping, Inc.), as Buyer, Patterson-UTI Energy, Inc., as Buyer Parent, and Key Energy Pressure Pumping Services, LLC and Key Electric Wireline Services, LLC, as Sellers, and Key Energy Services, Inc., as Seller Parent, dated as of July 2, 2010 (the “Agreement”), relating to the acquisition of the assets of Sellers’ pressure pumping and wireline businesses. This letter sets forth each of our agreements to certain modifications to the Agreement, and unless expressly modified pursuant to this letter agreement, all other provisions of the Agreement remain in full force and effect. Capitalized terms used in this letter which are defined in the Agreement shall have the meaning set forth in the Agreement.
     Attached hereto as Exhibit A is a proposal dated August 30, 2010 from Environmental Resources Management (“ERM”) to Buyer that sets forth proposed Phase II ESA invasive testing and analysis to be performed at the Transferred Leased Real Properties (the “Subject Properties”) listed on Table 1 thereto. By this letter, (i) Sellers and Seller Parent consent to such testing and analysis at the Subject Properties, and (ii) Buyer and Buyer Parent acknowledge and agree that no Environmental Defect Notice shall be issued regarding any other Transferred Real Property and, prior to Closing, that no Phase II ESA shall be performed with respect to any other Transferred Real Property; provided, that this clause (ii) shall not apply to any Transferred Real Property affected by an Environmental Condition coming into existence after the time that the Phase I ESA for such property was conducted pursuant to Section 6.1(b) and prior to Closing and not resulting from the Phase II ESA work.
     Any Environmental Condition identified as a result of the Phase II ESA work approved hereby shall be treated as and shall constitute a Potentially Material Environmental Condition for all purposes of the Agreement, notwithstanding the definition of that term contained in the Agreement.

     Within ten days after delivery to Sellers of the last of the reports with respect to such Phase II ESA work, the parties shall work in good faith to agree on the scope of work necessary to Remediate any Environmental Conditions pursuant to Section 6.2, including an estimate of the reasonable costs required to conduct such Remediation. The following standards will be used in determining the scope of such Remediation: (i) for the Subject Properties located in Texas, the Tier 1 protective concentration levels (Remedy Standard A) for commercial/industrial uses provided pursuant to the Texas Risk Reduction Program, 30 T.A.C. Chapter 350, and (ii) for the Subject Property located in Arkansas, the risk-based remediation standards for industrial use approved by the Arkansas Department of Environmental Quality pursuant to Title 8 of the Arkansas Code and/or Arkansas Pollution Control and Ecology Commission Regulation 23. Notwithstanding any continuing efforts to complete any agreed upon Remediation work at the Subject Properties, the parties shall promptly proceed to the Closing of the transactions contemplated by the Agreement provided that the other conditions to Closing set forth in the Agreement have been satisfied.
     The parties hereto also agree that any Environmental Defect Notice delivered within five days after the delivery to Buyer of the last of the reports with respect to such Phase II ESA work shall be deemed to have been delivered on or before the Environmental Defect Notice Date.
     Separately, Disclosure Schedule 4.22 shall be modified to incorporate by reference the Phase I ESAs and Phase II ESAs prepared by ERM and, such reports shall not be treated as supplements pursuant to Section 6.6.
     Buyer and Buyer Parent agree that Buyer shall pay the first $2,000,000 of the aggregate reasonable and actual costs incurred by Buyer or Seller to perform any Remedial Action on the Subject Properties (including any properties that are removed from among the Purchased Assets pursuant to Section 6.2(c)) as agreed to pursuant hereto, notwithstanding the provisions of Section 13.3(a) of the Agreement; provided, that such Remedial Action with respect to a Subject Property that either Buyer or Seller elects to remove from the Purchased Assets pursuant to Section 6.2(c) shall have been initiated within 90 days after the Closing Date. Payments shall be made by Buyer as such costs are incurred and invoiced to Buyer.
     The parties hereto agree that Sellers’ Environmental Liabilities arising from or related to any Environmental Condition identified pursuant to the Phase II ESA work contemplated herein or any Remedial Actions in response thereto shall cease upon the earlier of (i) confirmation that the commercial/industrial standards identified above have been achieved, or (ii) five years from the Closing Date. Further, the Phase II ESA work shall not give rise to any indemnity obligations for Sellers or Seller Parent with respect to the Subject Properties other than pursuant to Section 13.3(a) of the Agreement as modified by the immediately preceding paragraph hereof.
     The parties agree that the leased properties in Goliad, Texas shall be retained by Sellers, shall not be a Transferred Leased Real Property, and any lease associated therewith shall not be a Transferred Lease.

          Please indicate your agreement to the foregoing by signing and dating below.

Very truly yours, Patterson-UTI Energy, Inc.
By:	/s/ JOHN E. VOLLMER III
John E. Vollmer III
Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer

Universal Pressure Pumping, Inc.
By:	/s/ JOHN E. VOLLMER III
John E. Vollmer III
Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer

Agreed to this 1st day of September, 2010

Key Energy Services, Inc.

By:	/s/ NEWTON W. WILSON III Newton W. Wilson III
Senior Vice President and Chief Operating Officer

Key Energy Pressure Pumping Services, LLC

By:	/s/ NEWTON W. WILSON III Newton W. Wilson III
President

Key Electric Wireline Services, LLC

By:	/s/ NEWTON W. WILSON III Newton W. Wilson III
President